FARMER MAC NEWS

FOR IMMEDIATE RELEASE                                          CONTACT
July 20, 2006                                                                             Mary K. Waters
                                             202-872-7700

$1 Billion Guarantee Transaction Brings
Farmer Mac Outstanding Volume to Record $7 Billion

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A), announced today that its total outstanding program volume had increased by 16% to approximately $7 billion with the completion of the $1 billion agricultural mortgage-backed 5-year Notes guarantee transaction announced last week. Farmer Mac fully and unconditionally guarantees the timely payment of interest and principal on the Notes, which are rated Aaa, AAA and AAA, respectively, by Moody’s Investors Service, Inc., Fitch Ratings and Dominion Bond Rating Service. The Notes are collateralized by an obligation of Metropolitan Life Insurance Company (MetLife) that is, in turn, collateralized by Farmer Mac-eligible agricultural real estate mortgage loans. Today’s issuance was similar to the January 20, 2006 $500 million Farmer Mac guaranteed note offering, also with MetLife.

Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, “This transaction significantly advances Farmer Mac’s mission to provide greater liquidity to agricultural mortgage lenders. It is the latest result of Farmer Mac’s ongoing diversification of its marketing focus, as described in previous press releases and SEC filings.”

The transaction was a Rule 144A offering under the Securities Act of 1933, as amended, only to U.S. and non-U.S. qualified institutional buyers. The Notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws. The Notes may only be reoffered, sold or transferred pursuant to Rule 144A to qualified institutional buyers and an exemption from applicable state securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac is available on the Corporation’s website at www.farmermac.com.

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